EXHIBIT 99.1

ChinaNet Online Holdings Reports Full Year 2018 Audited Financial Results

BEIJING, April 16, 2019 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing and data-analysis and management services platform, today announced its audited financial results for the full year of 2018.

Mr. Handong Cheng, Chairman, President, and Chief Executive Officer of CNET, stated, “In January 2019, the Cyberspace Administration of China introduced a series of new regulations for blockchain companies operating in China. After such regulations became effective in February 2019, and in consideration of the broader slowdown of the global blockchain industry, we have decided to decelerate the development of our blockchain platform as well as other related products and services. At the same time, we are evaluating other opportunities to transform our business and rejuvenate growth. However, the company is increasingly constrained by its lack of resources.

“Our original business model has limited profitability, while our plans for AI development and blockchain expansion lack the necessary capital resources required in the current period of uncertain regulatory conditions, both in and outside of China. Due to our weakened cash position, we must limit our expenses and investment in human resources. In the long run, we believe both AI and blockchain will change the whole industry. Due to our limited cash flow and on-going concerns, we plan to engage in a 30% to 45% reduction in our total employee headcount by the end of 2019. This will allow us to sustain and develop both blockchain and AI partnerships at a minimum level of commitment with our existing negative cash flow. We are actively meeting investors in order to secure additional capital investment and will keep our shareholders abreast of our continual progress.”

Fiscal 2018 Financial Results

NET REVENUES
Net revenues increased by 22.5% to $57.1 million in the full year of 2018 from $46.6 million in 2017, primarily driven by the increase in search engine marketing and data service revenue.

Search engine marketing and data service revenue for the full year of 2018 increased by 27.0% to $47.4 million from $37.4 million in 2017. The growth was primarily attributable to the expansion of the Company’s search engine marketing client base as ChinaNet continued to leverage both its extensive network in the domestic advertising industry and strong partnerships with key search engines. The company offers lower-cost search engine resources to its customers that provide a high return on investment.

COST OF REVENUES AND GROSS PROFIT
Cost of revenues was $54.7 million in the full year of 2018, compared to $42.0 million in 2017. The growth was primarily attributable to a significant increase in costs associated with the distribution of the right to use search engine marketing services that the Company purchased from key search engines, which was in line with the Company’s revenue growth. In addition, the Company also incurred costs to optimize its customers’ ad placements on the Company’s ad portals as part of its efforts to maintain its customer base and competitiveness.

Gross profit in the full year of 2018 as a result of increased cost of revenues was $2.4 million, compared to $4.6 million in 2017.

OPERATING LOSS
Operating expenses in the full year of 2018 were $16.9 million, compared to $14.0 million in 2017. As a percentage of total revenues, operating expenses decreased to 29.6% from 30.0% in 2017.

Sales and marketing expenses in the full year of 2018 decreased by 27.9% to $2.0 million from $2.7 million in 2017. As a percentage of total revenues, sales and marketing expenses decreased to 3.4% from 5.9% in 2017. The decrease was primarily attributable to the Company’s successful execution of cost control initiatives which resulted in a reduction to the headcount and staff salaries of the Company’s sales and marketing department as well as lower advertising expenses in the full year of 2018.

General and administrative expenses in the full year of 2018 decreased by 26.5% to $5.5 million from $7.5 million in 2017. The reduction in general and administrative expenses was primarily due to decreases in the Company’s staff salaries, share-based compensation expenses, professional fees, and other administrative expenses.  As a percentage of total revenues, general and administrative expenses decreased to 9.6% from 16.0% in 2017.

Research and development expenses in the full year of 2018 decreased by 26.0% to $0.9 million from $1.3 million in 2017. As a percentage of total revenues, research and development expenses decreased to 1.6% from 2.7% in 2017. The decrease was due to reduced headcount in the Company’s research and development department and its efforts to further optimize its cost and expense structures in the full year of 2018.

Impairment on intangible assets in the full year of 2018 was $3.3 million, compared to $2.6 in 2017. Impairment on intangible assets in the full year of 2018 mostly consisted of impairment loss associated with intangible assets of the Company’s internet advertising and data service business.

Impairment on goodwill in the full year of 2018 was $5.2 million, which was the result of an interim goodwill impairment test that the Company performed on June 30, 2018, due to the decrease in its overall gross profit margin and continued operating losses incurred from its internet advertising and data service business.

Operating loss in the full year of 2018 was $14.5 million, compared to $9.4 million in 2017.

NET LOSS
Net loss attributable to ChinaNet Online Holdings, Inc. was $14.0 million in the full year of 2018, compared to $10.1 million in 2017.

BALANCE SHEET
As of December 31, 2018, the Company had cash and cash equivalents of $3.7 million, compared to $3.0 million as of December 31, 2017.

About ChinaNet Online Holdings, Inc.
ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact
ICR, Inc.
Jack Wang
Tel: +1-646-308-1635
Email: CNET@icrinc.com

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Year Ended December 31,
	2018		2017
	(US $)		(US $)

Revenues
From unrelated parties		$57,146	$46,598
From related parties		-	35
Total revenues		57,146	46,633
Cost of revenues		54,728	42,020
Gross profit		2,418	4,613

Operating expenses
Sales and marketing expenses		1,970	2,734
General and administrative expenses		5,486	7,464
Research and development expenses		933	1,261
Impairment on intangible assets		3,330	2,552
Impairment on goodwill		5,211	-
Total operating expenses		16,930	14,011

Loss from operations		(14,512)	(9,398)

Other income/(expenses)

Change in fair value of warrant liabilities		1,669	-
Impairment on long-term investments		(453)	(44)
Interest expense, net		(37)	(107)
Other expenses		(30)	(211)
Total other income/(expense)		1,149	(362)

Loss before income tax expense and noncontrolling interests		(13,363)	(9,760)
Income tax expense		(764)	(251)
Net loss		(14,127)	(10,011)
Net loss/(income) attributable to noncontrolling interests		102	(114)
Net loss attributable to ChinaNet Online Holdings, Inc.		$(14,025)	$(10,125)

Net loss	$	(14,127)	$(10,011)
Foreign currency translation (loss)/gain		(135)	907
Comprehensive Loss	$	(14,262)	$(9,104)
Comprehensive loss/(income) attributable to noncontrolling interests		96	(123)
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$	(14,166)	$(9,227)

Loss per share
Loss per common share
Basic and diluted	$	(0.88)	$(0.84)

Weighted average number of common shares outstanding:
Basic and diluted		15,863,894	12,116,783

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	As of December 31,
	2018	2017
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	$3,742	$2,952
Accounts receivable, net of allowance for doubtful accounts of $3,393 and $2,793, respectively	6,359	7,215
Other receivables, net	19	2,646
Prepayment and deposit to suppliers	2,154	4,073
Due from related parties, net	226	14
Total current assets	12,500	16,900

Long-term investments	-	918
Property and equipment, net	142	299
Intangible assets, net	45	3,808
Blockchain application platform development costs	3,725	-
Goodwill	-	5,277
Deferred tax assets, net	556	1,358
Total Assets	$16,968	$28,560

Liabilities and Equity
Current liabilities:
Short-term bank loan *	$874	$765
Accounts payable *	2,869	2,851
Advances from customers *	1,061	3,559
Accrued payroll and other accruals *	521	559
Due to investors related to terminated security purchase agreements	-	938
Payable for purchasing of software technology *	-	436
Taxes payable *	2,997	3,168
Other payables *	118	687
Total current liabilities	8,440	12,963

Long-term liabilities:
Long-term borrowing from a director	128	134
Warrant liabilities	606	-
Total Liabilities	9,174	13,097

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 16,382,543 shares and 13,982,542 shares at December 31, 2018 and 2017, respectively)	16	14
Additional paid-in capital	38,275	31,554
Statutory reserves	2,607	2,607
Accumulated deficit	(34,512)	(20,487
Accumulated other comprehensive income	1,457	1,598
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	7,843	15,286

Noncontrolling interests	(49)	177
Total equity	7,794	15,463

Total Liabilities and Equity	$16,968	$28,560

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2018	2017
	(US $)	(US $)

Cash flows from operating activities
Net loss	$(14,127)	$(10,011)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	541	1,422
Share-based compensation expenses	233	2,271
Provision of allowances for doubtful accounts	1,523	1,462
Impairment on intangible assets	3,330	2,552
Impairment on goodwill	5,211	-
Impairment on long-term investments	453	44
Change in fair value of warrant liabilities	(1,669)	-
Loss on disposal of fixed assets	-	2
Deferred taxes	764	251
Changes in operating assets and liabilities
Accounts receivable	(232)	(4,848)
Other receivables	25	78
Prepayment and deposit to suppliers	1,345	948
Due from related parties	(178)	(7)
Accounts payable	161	2,654
Advances from customers	(2,414)	1,985
Accrued payroll and other accruals	(28)	(141)
Other payables	(307)	(58)
Taxes payable	(20)	76
Net cash used in operating activities	(5,389)	(1,320)

Cash flows from investing activities
Payment for office equipment	(11)	(4)
Withdraw long-term investment in an ownership interest investee	453	444
Short-term loan to unrelated parties	(2,107)	(2,814)
Collection of short-term loan from unrelated parties	4,676	296
Payment for acquisition of noncontrolling interest	(1,889)	-
Payment for blockchain application platform development costs	(3,738)	-
Purchase of software technology	(431)	-
Net cash used in investing activities	(3,047)	(2,078)

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash offering cost of US$809)	10,263	-
Repayment to investors related to terminated security purchase agreements	(922)	-
Proceeds from short-term bank loan	907	741
Repayment of short-term bank loan	(756)	(741)
Net cash provided by financing activities	9,492	-

Effect of exchange rate fluctuation on cash, cash equivalents, and restricted cash	(266)	259

Net increase/(decrease) in cash, cash equivalents and restricted cash	790	(3,139)

Cash, cash equivalents, and restricted cash at beginning of the year	2,952	6,091
Cash, cash equivalents, and restricted cash at end of the year	$3,742	$2,952